Exhibit 5.1
19 June 2009
AEI
Clifton House
75 Fort Street
P.O. Box 190GT
George Town
Grand Cayman
Cayman Islands
Dear Sirs
AEI
     We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to AEI (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the United States Securities Act of 1933, as amended (the “Act”), of certain ordinary shares in the capital of the Company, with a par value of US$0.002 each (the “Shares”) issuable pursuant to the Plan (as defined below).
     For the purposes of giving this opinion, we have examined and relied solely on the following documents (the “Documents”):
1.	Certificate of Incorporation of the Company dated 12 October 2005.

2.	Certified copies of the amended and restated memorandum and articles of association of the Company adopted by special resolution on 20 December 2007 (the “Memorandum and Articles of Association”).

3.	A Certificate of Good Standing in relation to the Company dated 18 June 2009 issued by the Registrar of Companies in the Cayman Islands.

4.	A copy of the Registration Statement but without examination of any document or agreement referred to or incorporated therein, save as specifically noted in this opinion.

5.	A copy of executed written resolutions of the Board of Directors of the Company dated 14 May 2009 (the “Resolutions”).

6.	A copy of the AEI 2007 Incentive Plan (the “Plan”).
     We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.
     Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.
1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	Upon the issue of the Shares, as contemplated by the Plan (by the entry of the name of the registered owner in the register of members of the Company confirming that such Shares have been issued, credited as fully paid) and in accordance with the Memorandum and Articles of Association, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are given based on the assumptions set out at 1 and 2 below and subject to the qualifications set out at 3 below.

1.	The originals of any Documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon are genuine. The signatures and initials on the Documents are those of a person or persons given power to execute the Documents. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	The Memorandum and Articles of Association reviewed by us are the memorandum and articles of association of the Company in force at the date hereof.

3.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year and having regard to any grace periods permitted under the Companies Law (as amended) of the Caymans Islands.
     This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.
     Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and consent to any and all references to our name in the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of Section 11 of the Act, or that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.
     This opinion shall be construed in accordance with the laws of the Cayman Islands.
Yours faithfully
/s/ WALKERS